Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sterling Bancorp:

We consent to the use of our report dated March 13, 2015, with respect to the consolidated balance sheet of Hudson Valley Holding Corp. and Subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, incorporated by reference in the Registration Statement on Form S-3 (No. 333-201873) and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
November 16, 2016